Exhibit 99.2

FOR IMMEDIATE RELEASE

NEWS RELEASE
PeopleSupport Acquires Transcription and Captioning Firm Rapidtext
LOS ANGELES, CA (January 9, 2006) – PeopleSupport, Inc. (NASDAQ: PSPT), a leading business process outsourcing (BPO) provider that offers customer management, accounts receivable management, and additional BPO services, announced today the acquisition of Rapidtext, Inc., and its subsidiary, The Transcription Company, which provide transcription and captioning services. The acquisition delivers on PeopleSupport’s strategy to enter new BPO markets and diversifies PeopleSupport’s offerings with specialized voice-to-text services.
“We are excited about this combination which broadens our BPO service offering,” said Lance Rosenzweig, PeopleSupport Chairman and CEO. “Rapidtext is an excellent fit with PeopleSupport, as transcription and captioning services are a natural extension of our 24x7 BPO operation. The Rapidtext transcription services are currently provided to over 1,000 customers in several vertical markets. We intend to offer additional services and capabilities through our extensive operations in the Philippines. Transcription and captioning services can be conducted from remote locations and in many cases require a turnaround within 24 hours, which we are ideally suited to provide.”
Rapidtext provides specialized transcription and captioning services for clients in insurance, law enforcement, entertainment, education, and medical markets. Rapidtext offers an advanced solution for fast-turnaround transcription, realtime captioning, offline captioning, timecoding, indexing, and translation services. The company is headquartered in Newport Beach, California, with additional offices in Burbank, California, as well as a virtual team of over 300 independent transcriptionists and captionists.
Commenting on the transaction, Jerry Woods, Rapidtext’s founder and newly appointed Senior Vice President and General Manager of PeopleSupport Rapidtext, said, “We are delighted to join PeopleSupport and to quickly leverage the many advantages of this combination, such as world-class hardware and IT infrastructure, communications bandwidth, redundant data centers, data security and many other benefits that integrate very well with Rapidtext’s highly customized voice-to-text services. The combined company will have greater scale, a global 24x7 operation, and financial strength to accelerate future growth.”
For the 12 months ended September 30, 2005, Rapidtext’s revenues were approximately $9.5 million. The Rapidtext operations are profitable and are expected to be accretive to PeopleSupport in 2006. PeopleSupport will provide additional details regarding Rapidtext and its integration plans during its regularly scheduled quarterly conference call to discuss results for 2005 and projections for 2006. Cabrillo Advisors, LLC, acted as financial advisor to PeopleSupport in the acquisition.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading business process outsourcing (BPO) provider that offers customer management, accounts receivable management, and additional voice and non-voice services provided principally from its facilities in the Philippines. PeopleSupport is one of the largest outsourced service providers in the Philippines based on the size of its workforce, with approximately 4,000 college-educated, fluent English speaking Philippine personnel. Headquartered in Los Angeles, California, PeopleSupport provides services to clients in a variety of industries, including travel and hospitality, technology, telecommunications, retail, consumer products and financial services. For more information, visit www.peoplesupport.com.
About Rapidtext and The Transcription Company

Rapidtext, Inc., and its subsidiary, The Transcription Company, specialize in high-value transcription and captioning services for clients in insurance, law enforcement, entertainment, education, and medical. RapidText offers advanced, custom voice-to-text solutions for fast-turnaround transcription, realtime captioning, offline captioning, timecoding, indexing, and translation. The company is headquartered in Newport Beach, California, and has offices in Burbank, California, as well as a virtual team of over 300 independent transcriptionists and captionists. For more information, visit www.rapidtext.com and www.transcripts.net.
PeopleSupport Press & Investor Contact:
Peter Hargittay
Investor Relations and Corporate Marketing
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com
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